GENTOR RESOURCES, IC.

BUSINESS CONDUCT POLICY (2011)

Ethical Behaviour

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legality

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honesty

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fair dealing

All activities by Gentor Resources, Inc. (“Gentor” or the “Company”) and its employees  must be lawful.

Lawfulness, however, is merely a starting point.  It is equally important that all activities  be conducted in an ethical manner.  Ethical conduct means conduct that is honest, fair  and free from deception and impropriety.  Employees and other representatives of Gentor must, at all times, act in accordance with a high standard of ethical behaviour and with constant regard for Gentor's reputation.  As discussed in the next several pages, these requirements  apply to  dealings  with  Gentor,  fellow  employees,  shareholders,  other businesses and the community at large.

Ultimately, each individual should test his or her own behaviour by asking: “Is there any reason why I would not want another person - Gentor, a co-worker, a business associate, the government - to be fully aware of my conduct and motives?” If this question causes any discomfort the individual should reconsider his or her conduct.

Ethical Business Practices

For Gentor's  reputation in  the  business  community to  be maintained,  all dealings  on  Gentor's  behalf  must reflect  high  standards  of ethical  behaviour.  In particular,  the  following specific principles must be observed:

A

Compliance with Laws

Gentor must be aware of and comply with all relevant laws and regulations in all jurisdictions in which it conducts business.  Individual employees have a duty to inform themselves of any laws relevant to their particular activities.  Anyone with  questions regarding legal issues should consult with the Chief Executive Officer, who will consult with our counsel.

B

Integrity in Business Dealings

Employees must act with integrity in dealings with all persons inside and outside the  Company,  including  government  officials,  suppliers  and  members  of the community.  Employees must follow established standards in procurement, and  must treat tenderers fairly and equally.

C

Gifts

No person may give to outside companies or individuals, or accept from them, any material  gift  or  extravagant  entertainment,  or any similar  benefit.  (A “material” gift is one of such value that it constitutes a personal enrichment for the recipient such that it could be a factor in influencing that person's behaviour.  Entertainment will be considered “extravagant” if it would appear excessive to an  objective observer  and  would  typically be of a value  greater than  US$500).   Employees must properly record in Gentor's accounts any amounts spent on gifts  or entertainment.

D

Questionable or Improper Payments

Where commissions,  consultants'  fees,  retainers  and  similar  payments  are required to be made and can be justified in the normal course of business, those payments must be clearly commensurate with the services performed and must be properly recorded in the accounts of Gentor.  No other payments may be given or received.  In particular, no employee may, in the context of his or her employment, receive any payment that is not for the direct and exclusive benefit of Gentor.

E

Political Donations

All  political  contributions  made on  Gentor’s  behalf  will be made directly by Gentor’s Chief Executive Officer, provided that any amount greater than US$500 will be approved by the Board of Directors.

F

Compliance with Accounting Policies

Employees must comply strictly with  prescribed  accounting  policies, audit procedures  and  other such  controls.  All  accounts  must properly describe and  accurately reflect the transactions recorded and all assets, liabilities, revenues and expenses  must be properly recorded  in  the  books  of Gentor.  No  secret  or unrecorded funds or other assets are to be established or maintained.

G

Contract Workers

The Company considers that the compliance obligations arising out of this Policy apply not only to employees of the Company, but also to independent contract  workers to the extent that they conduct activities on the Company’s behalf.  The Company therefore expects  all such  contractor  personnel  to  familiarize themselves with  this Policy, and to  comply with  it, in  the same manner as is  expected of Gentor employees.

H

Business Associates

The Company will make all reasonable efforts to promote the application of these ethical business practices by our third party suppliers.

International Business

Gentor’s growth has been accompanied by increased exposure to legal and ethical issues  arising in international business activities.

A

Compliance with Anti-Bribery Legislation

Gentor is subject to legislation in both Canada and the United States that prohibits corrupt practices in dealing with foreign governments.  The Canadian Corruption of Foreign Public Officials Act, as well as the U.S. Foreign Corrupt Practices Act,  make it an  offence to  make or offer  a payment,  gift  or benefit  to  a foreign  government  official  in order  to induce favourable  business  treatment,  such  as obtaining or retaining business or some other advantage in the course of business.   Violation of this legislation may result in substantial penalties to Gentor and to  individuals.

Gentor, as well as individual employees, must take all reasonable steps to ensure that the requirements of this legislation are strictly met.  No payments, material gifts or other benefits are to be given, directly or indirectly, to foreign government  officials, political parties or political candidates for the purpose of influencing government decisions in Gentor’s favour. Furthermore, no such payments are to  be made to agents or other third parties in circumstances where it is likely that part or all of the payment will be passed on to a foreign government official, political party or political candidate.  For the purpose of this paragraph, a material gift or benefit has a value in excess of US$500.

B

“Facilitation” Payments

There are certain  types of payments  to  foreign  government  officials  that  are allowed  under  both  the Canadian  and  U.S.  legislation,  called  “facilitation” or “facilitating” payments. These are small payments  or tips  that  are accepted custom in certain foreign countries in the context of having routine administrative actions performed by government officials.  Employees should be aware that such payments  are permissible only under  very limited  circumstances  and  must be properly documented.  As well, they must advise the Chief Financial Officer in  advance of any anticipated  payments  and provide  written  request  for reimbursement of any such payment.  If there are any questions regarding the permissibility of any particular payment, advice should be sought from the Chief Executive Officer.  Moreover, employees must ensure that any such payments are properly recorded in accordance with the Company’s accounting procedures.

A copy of the Canadian and U.S. foreign corrupt practices legislation is available  from the Chief Executive Officer.  Anyone with questions regarding these legal issues should consult the Chief Executive Officer.

Personal Conduct

A

Work-related Conduct and Conflicts of Interest

Gentor employees  must comply with  the  standards  of ethical  behaviour  in  all aspects of their employment.  This includes their dealings with people outside the  Company as  well as their  relationships  with  their  fellow  employees  and  with Gentor as their employer.  In addition, Gentor expects that employees will act with loyalty to the Company at all times.

In particular, individuals must not:

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pursue personal  gain  or advantage from  their  employment activities;

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misuse Company resources, including computer systems;

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engage in insider trading;

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compromise the confidentiality of corporate information; and

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permit any actual or perceived conflict of interest between their personal interests and those of the Company.  Employees must not  enter into outside activities, including business interests or other employment, that might interfere with or be perceived to interfere with their performance at Gentor or otherwise compromise their  duty of loyalty to Gentor.

B

Personal Conduct

In general, Gentor does not wish to dictate the personal conduct of individual  employees  outside working hours.  Nevertheless,  it expects  employees to  act lawfully at all times and to conduct their personal affairs as good and responsible  citizens, in such a manner that reflects well on Gentor.

Employment Practices

Gentor recognizes that it must earn the loyalty that it expects from its employees. Gentor is committed to treating its employees ethically and fairly.  In particular, Gentor strives to  ensure the following:

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no discrimination on the basis of gender, physical or mental disability, age, marital status, sexual orientation, religious belief, race, colour, ancestry or place of origin;

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fair and competitive compensation;

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fairness in performance appraisals and job advancement;

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protection of employees from harassment; and

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confidentiality of employee records.

All employees, and particularly managers, must maintain and promote these principles in  their hiring practices and in their relationships with other employees.

Health, Safety and Environment

Effectiveness in occupational health, safety and environmental standards is an essential part  of achieving efficiency and profitability in  the  Company’s  industry.  Gentor will therefore work at  continuous  improvement  in  these areas  and  will be guided  by the following principles:

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creating a safe work environment;

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minimizing the environmental impacts of its activities;

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building co-operative working relationships with local communities and governments in the Company’s areas of operation;

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reviewing and monitoring environmental and safety performance; and

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prompt and effective response to any environmental and safety concerns.

Disclosure of Information

All  corporate  information  is  the  property of Gentor.  Corporate  information  includes  trademarks, software developments and applications, strategic and operational knowledge and  financial  information.  It  also  includes  any confidential  information  received  by Gentor from third parties.

Employees are in a position of trust with respect to corporate information in the same manner as with any other corporate property.  Employees must take care to protect the confidentiality of corporate information.  In particular:

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employees must not use corporate information for personal gain;

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employees  may not  disclose  corporate information  other than  for legitimate Gentor purposes and with appropriate safeguards, unless written  approval is obtained from the appropriate manager;

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media and  investor  communications  are to  be handled by the  Chief Executive Officer and Chief Financial Officer;

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employees must not disclose undisclosed corporate information in public speeches. Employees who give public speeches on behalf of Gentor must remit to the Company any payments or material gifts received.

Ensuring Compliance with this Policy

A.

Compliance

As part of its efforts to ensure compliance with this Policy, Gentor requires that each employee complete an annual Compliance Certificate certifying compliance with  this  Policy.  Employees  whose positions  may include  involvement  with  foreign  operations  may be asked  to complete more frequent  Compliance Certificates so as to ensure corporate compliance with anti-bribery legislation (see previous section entitled “International Business”).  Completed certificates are to be returned directly to the Chief Executive Officer.

Any proposed  non-compliance such as  a proposed  material gift,  must be pre-approved by the Board of Directors.

The Company demands that  employees  report  any observed  breaches  of this  Policy to the Chief Executive Officer.

An employee or consultant who violates this Policy may face disciplinary action up to and including termination of employment, in the case of an employee, and,  in  the  case of a consultant,  termination  of the  consulting contract  with  the Company. Violation of this Policy may also cause violation of certain laws.  If it is discovered that laws have been violated, this matter may be referred to the  appropriate regulatory authorities.  Questions with respect to this Policy may be referred to the Company’s Secretary.